CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the RM Greyhawk Fund (the “Fund”), a series of shares of beneficial interest in RM Opportunity Trust, and to the use of our report dated December 13, 2022 on the Fund’s financial statement as of December 2, 2022. Such financial statement appears in the Fund’s Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

December 13, 2022